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                                                                      EXHIBIT 11
                            STERLING SOFTWARE, INC.
                      COMPUTATION OF EARNINGS PER SHARE
                     THREE MONTHS ENDED DECEMBER 31, 1993
                 (in thousands, except per share information)
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
                                                                       Fully
                                                            Primary   Diluted
                                                            -------   -------
Earnings:
  Earnings applicable to common stockholders..............    $10,774   $10,774
  Add:  Interest expense on amounts outstanding for the
         5 3/4% Convertible Subordinated Debentures
         (net of applicable income taxes).................        205     1,064
        Interest income on investment of proceeds from
         assumed conversion of options and warrants
         (net of applicable income taxes).................                  135
                                                              -------   -------
                                                              $10,979   $11,973
                                                              =======   =======

Shares:
  Weighted average of shares outstanding..................     18,399    18,399
  Add common shares issued on assumed exercise of options
   and warrants...........................................      8,401     8,401
  Less common shares assumed repurchased..................     (3,745)   (3,745)
                                                              -------   -------

                                                               23,055    23,055
                                                              =======

Common shares issued on assumed conversion of 5 3/4%
  Convertible Subordinated Debentures.....................                4,056
                                                                        -------

                                                                         27,111
                                                                        =======

Earnings per common share:
  Primary.................................................    $   .48
                                                              =======
  Fully diluted...........................................              $   .44
                                                                        =======
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